UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2023

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INTEGER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	1-16137	16-1531026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5830 Granite Parkway, Suite 1150

Plano, Texas 75024

(Address of Principal Executive Offices) (Zip Code)

(214) 618-5243

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ITGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 15, 2023, Integer Holdings Corporation (the “Company”) entered into a second amendment (the “Second Amendment”) to the credit agreement, dated September 2, 2021, by and among the Company, Greatbatch Ltd., as borrower, Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders and agents party thereto from time to time (the “Credit Agreement”).

The Second Amendment amended the terms of the Credit Agreement to, among other items, (i) increase the maximum borrowing capacity under the revolving credit facility pursuant to the Credit Agreement (the “Revolving Credit Facility”) by $100 million from $400 million to $500 million, (ii) extend the maturity date for both the Revolving Credit Facility and “term A” loan (the “TLA Facility”) to February 15, 2028, (iii) allow for borrowings by the Company under the Revolving Credit Facility denominated in Euros, subject to a sublimit equal to 50% of the maximum borrowing capacity under the Revolving Credit Facility, (iv) replace the LIBOR-based reference interest rate option with a reference interest rate option based upon Adjusted Term SOFR (as defined below), and (v) add carveouts to certain negative covenants included within the Credit Agreement to permit the expansion of capacity in Ireland by the Company and incur indebtedness related thereto.

Pursuant to the Second Amendment, borrowings under the Revolving Credit Facility and TLA Facility denominated in U.S. dollars bear interest at a rate equal to, at the Company’s option, either (i) a forward-looking term rate based on the secured overnight financing rate (SOFR) for the applicable interest period plus an adjustment of 0.10% per annum (“Adjusted Term SOFR”), subject to a floor of 0.0% per annum or (ii) a base rate (the “Base Rate”) determined by reference to the highest of (a) the rate of interest per annum publicly announced by the Administrative Agent as its prime rate, (b) the federal funds rate plus 0.50% per annum and (c) the one-month Adjusted Term SOFR plus 1.00% per annum, subject to a floor of 1.00% per annum, in each case, plus an applicable margin. In addition, borrowings under the Revolving Credit Facility denominated in Euros (the “Euro Loans”) bear interest at a rate equal to Adjusted EURIBOR (as defined in the Credit Agreement), subject to a floor of 0.0% per annum, plus an applicable margin. The applicable margins range between (i) 1.25% per annum and 2.25% per annum in the case of any Adjusted Term SOFR loan or Euro Loan and (ii) 0.25% per annum and 1.25% per annum in the case of any Base Rate loan, in each case based upon the Company’s then-current consolidated Secured Net Leverage Ratio (as defined in the Credit Agreement). The Company will also continue to incur a quarterly commitment fee on the average daily unused portion of the Revolving Credit Facility during the applicable quarter at a per annum rate also determined by reference to the Company’s then-current consolidated Secured Net Leverage Ratio, which rate continues to range between 0.15% per annum and 0.25% per annum.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment (including the conformed amended Credit Agreement, which is attached as Annex A thereto), which is filed with this report as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

Item 2.02. Results of Operations and Financial Condition.

On February 16, 2023, Integer Holdings Corporation (the “Company”) issued a press release announcing its results for the fourth quarter and year ended December 31, 2022.  A copy of the release is furnished with this report as Exhibit 99.1 and is incorporated by reference into this Item 2.02.

The information contained in this report under Item 2.02 and Item 7.01 is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information contained in this report under Item 2.02 shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

The Company has updated its Earnings Conference Call slide presentation for the fourth quarter and year ended December 31, 2022, and will make it available on the Company's website at www.integer.net, under “Investor Relations - News & Events”.  The slide presentation will be referenced during the Company’s earnings conference call.  The information found on, or otherwise accessible through, the Company's website is not incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Second Amendment to Credit Agreement, dated as of February 15, 2023, among Integer Holdings Corporation, Greatbatch Ltd., Wells Fargo Bank, National Association, as administrative agent, and the lenders and agents party thereto
99.1	Press Release dated February 16, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGER HOLDINGS CORPORATION

Date: February 16, 2023	By:	/s/ Jason K. Garland
Jason K. Garland
Executive Vice President and Chief Financial Officer